EXHIBIT 10.2

November 12, 2007

To:	Aéropostale, Inc.
112 West 34th Street
22nd Floor
New York, NY 10120
Attn: Michael J. Cunningham, Chief Financial Officer
Telephone: (973) 872-4178

From	Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attn: John Servidio
Telephone: 212-847-6527
Facsimile: 212-230-8610

Re:	Issuer Forward Repurchase Transaction
(Transaction Reference Number: NY-32486)
Ladies and Gentlemen:
     The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“BofA”) and Aéropostale, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation and a Supplemental Terms Notice in the form of Schedule A hereto (the “Supplemental Terms Notice”) that references this Confirmation. This Confirmation and the Supplemental Terms Notice together shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.
     This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement.
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.
     2. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	November 12, 2007

Seller:	BofA

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “ARO”)

Prepayment:	Applicable

Prepayment Amount:	USD $125,000,000

Prepayment Date:	The first Exchange Business Day following the Trade Date

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Bank of America, N.A.
Valuation Terms:

Initial Period Averaging Dates:
Each of the consecutive Exchange Business Days commencing on, and including, the second Exchange Business Day immediately following the Trade Date and ending on, and including, the Initial Period End Date (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Initial Period End Date:	November 27, 2007; provided that BofA shall have the right, in its absolute discretion, at any time to accelerate the Initial Period End Date to any date that is on or after November 19, 2007 by delivery of a Supplemental Terms Notice to Counterparty on the date of acceleration. On the Initial Period End Date, BofA shall determine the Scheduled Final Averaging Date, the Scheduled Earliest Acceleration Date, the Initial Price, the Minimum Shares and the Maximum Shares in the manner set forth below, and shall deliver to Counterparty a Supplemental Terms Notice substantially in the form of Schedule A to this Confirmation.

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Exchange Business Day immediately following the Initial Period End Date and ending on and including the Final Averaging Date.

Final Averaging Date:	January 30, 2008; provided that BofA shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date to any date that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than the date of acceleration.

Scheduled Earliest Acceleration Date:	The date set forth as such in the Supplemental Terms Notice, to be the date 20 Exchange Business Days following the Initial Period End Date.

Valuation Date:	The last Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Initial Period Averaging Date or any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) postpone the Initial Period End Date or the Final Averaging Date, as the case may be, in accordance with Modified Postponement or (ii) determine that such Initial Period

Averaging Date or Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Shares for which such day shall be an Initial Period Averaging Date or Averaging Date and determine the Initial Price or Settlement Price, as the case may be, based on an appropriately weighted average instead of the arithmetic average described under “Initial Price” or “Settlement Price,” as the case may be, below. Such determination and adjustments will be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Market Disruption Events:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time” in the third and fourth lines thereof, and (B) by replacing the words “or (iii) an Early Closure.” by “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Regulatory Disruption:	Any event that BofA, in its discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by BofA, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation M), for BofA to refrain from or decrease any market activity in connection with the Transaction. BofA shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Initial Period Averaging Dates or Averaging Dates affected by it.
Settlement Terms:

Initial Share Delivery:	On the Initial Share Delivery Date, BofA shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	The second Exchange Business Day following the Trade Date.

Initial Shares:	3,000,000 Shares

Minimum Share Delivery:	On the Minimum Share Delivery Date, BofA shall deliver to Counterparty a number of Shares equal to (a) the Minimum Shares minus (b) the number of Initial Shares; provided that, if such difference is less than zero, no Shares shall be delivered on the Minimum Share Delivery Date.

Minimum Share Delivery Date:	The first Exchange Business Day following the Initial Period End Date.

Minimum Shares:	As set forth in the Supplemental Terms Notice, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) the product of 109.5% and the Initial Price.

Maximum Shares:	As set forth in the Supplemental Terms Notice, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) the product of 90.0% and the Initial Price.

Initial Price:	As set forth in the Supplemental Terms Notice, to be the arithmetic average of the VWAP Prices for all Initial Period Averaging Dates.

Settlement Date:	The date that falls one Settlement Cycle following the Valuation Date.

Settlement:	On the Settlement Date, BofA shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If, as a result of Section 9 below, the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:
A number of Shares equal to (a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) $0.0733; provided that, if such number is greater than the Maximum Shares, the Number of Shares to be Delivered shall equal the Maximum Shares; and provided further that, if such number is less than the Minimum Shares, the Number of Shares to be Delivered shall equal the Minimum Shares; and provided further that the Number of Shares to be Delivered as so determined shall be reduced by the aggregate number of Shares delivered on the Initial Share Delivery Date and the Minimum Share Delivery Date, but shall not be reduced below zero unless the provisions of Section 9 below apply.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.

VWAP Price:	For any Initial Period Averaging Date or Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Page “ARO.N <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason, as reasonably determined by the Calculation Agent.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent BofA is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” means that BofA is obligated to deliver Shares hereunder.
Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.
Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that Dividends shall not be Potential Adjustment Events.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Consequences of Announcement Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date.” An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 9 below).

Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger Events and Tender Offers:

The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	50 basis points

Hedging Party:	For all applicable Additional Disruption Events, BofA

Determining Party:	For all Extraordinary Events, BofA

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
3. Account Details:

(a) Account for delivery of Shares to Counterparty:	To be provided by Counterparty

(b) Account for payments to Counterparty:	To be provided by Counterparty

(c) Account for payments to BofA:
Bank of America
New York, NY
SWIFT: BOFAUS65
Bank Routing: 026-009-593
Account Name: Bank of America
Account No. : 0012333-34172
4. Offices:

(a) The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b) The Office of BofA for the Transaction is:
Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019
5. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:
Aéropostale, Inc.
112 West 34th Street
22nd Floor
New York, NY 10120

(b) Address for notices or communications to BofA:
Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attn: John Servidio
Telephone: 212-847-6527
Facsimile: 212-230-8610
6. Additional Provisions Relating to Transactions in the Shares.
     (a) Counterparty acknowledges and agrees that the Minimum Shares delivered on the Initial Share Delivery Date and the Minimum Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that BofA may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions Relating to Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by BofA, the number of Shares purchased by BofA on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of BofA. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether BofA effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of BofA or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. The parties also acknowledge and agree that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.
     (b) Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period.
     (c) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify BofA of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Appendix A hereto.

     (d) During the Relevant Period, Counterparty shall (i) notify BofA prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify BofA following any such announcement that such announcement has been made, and (iii) promptly deliver to BofA following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify BofA of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a).
     (e) Without the prior written consent of BofA, Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period. During such time, any purchases of Shares (or any security convertible into or exchangeable for Shares) by Counterparty shall be made through BAS, which is an Affiliate of BofA, pursuant to a letter substantially in the form of Appendix B hereto and subject to such conditions as BofA shall impose, and shall be in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and BofA believe is in compliance with applicable requirements (including, without limitation, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act).
7. Representations, Warranties and Agreements.
     (a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:
     (i) (A) None of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
     (iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
     (iv) Prior to the Trade Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as BofA shall reasonably request. Counterparty will publicly disclose, prior to the opening of trading on the Exchange Business Day immediately following the Trade Date, its intention to institute a program for the acquisition of Shares.
     (v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.
     (vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (vii) On the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Minimum Share Delivery Date and the Settlement Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
     (viii) Counterparty shall not declare any Dividend (as defined above) for which the ex-dividend date occurs during the period from and including the Trade Date to and including the Valuation Date, or, if applicable, the last Settlement Valuation Date. For the avoidance of doubt, nothing in this Confirmation shall be construed as giving BofA a right to participate in any Dividends.
     (b) If BofA purchases Shares in connection with the Transaction, BofA shall to do so in a manner that would, if such purchases were made by Counterparty, be in accordance with the conditions set forth in Rule 10b-18 under the Securities Exchange Act of 1934, as amended; provided that it is understood that BofA may make purchases of Shares for its own account in connection with the management of BofA’s risk in respect of the Transaction relating to the terms thereof regarding the Maximum Shares, the Minimum Shares and Seller’s right to accelerate the Final Averaging Date, and that these purchases by BofA for its own account would not be subject to the provisions of this Section 7(b).
     (c) Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.
     (d) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to BofA that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.
     (e) The parties hereto agree and acknowledge that BofA is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment” within the meaning of Sections 362 and 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 555, 560 and 561 of the Bankruptcy Code.
8. Agreements and Acknowledgements Regarding Hedging.
     Counterparty acknowledges and agrees that:

     (a) During the Relevant Period, BofA and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;
     (b) BofA and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;
     (c) BofA shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and
     (d) Any market activities of BofA and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.
9. Special Provisions regarding Transaction Announcements.
     If a Transaction Announcement occurs on or prior to the Settlement Date, then the Number of Shares to be Delivered shall be determined as if the second proviso were deleted from the definition thereof (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero pursuant to the last proviso to such definition). If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.
     “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.
     “Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
     10. Other Provisions.
     (a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require BofA to satisfy, as the case may be, any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by BofA, that BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 6 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to BofA at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “settled by Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

     (b) Equity Rights. BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.
     (c) Indemnification. In the event that BofA or the Calculation Agent or any of their Affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Confirmation, Counterparty shall reimburse BofA or the Calculation Agent or such Affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold BofA or the Calculation Agent or such Affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which BofA or the Calculation Agent or such Affiliate may become subject in connection with any such action, proceeding or investigation. If for any reason the foregoing indemnification is unavailable to BofA or the Calculation Agent or such Affiliate or insufficient to hold it harmless, then Counterparty shall contribute to the amount paid or payable by BofA or the Calculation Agent or such Affiliate as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Counterparty on the one hand and BofA or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by Counterparty on the one hand and BofA or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation but also the relative fault of Counterparty and BofA or the Calculation Agent or such Affiliate with respect to such losses, claims, damages or liabilities and any other relevant equitable considerations. The relative benefits received by Counterparty, on the one hand, and BofA or the Calculation Agent or such Affiliate, on the other hand, shall be in the same proportion as the Prepayment Amount bears to the customary broker commission for share repurchases multiplied by the Minimum Shares. The reimbursement, indemnity and contribution obligations of Counterparty under this Section 10(c) shall be in addition to any liability that Counterparty may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of BofA or the Calculation Agent and their Affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Counterparty, BofA or the Calculation Agent, any such Affiliate and any such person. Counterparty also agrees that neither BofA, the Calculation Agent nor any of such Affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Counterparty for or in connection with any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence or bad faith of BofA or the Calculation Agent or a breach by BofA or the Calculation Agent of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of the Transaction.
     (d) Staggered Settlement. BofA may, by notice to Counterparty prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Physical Settlement” among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.
     (e) Transfer and Assignment. BofA may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its Affiliates, (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, BofA, or (iii) any third party, in each case without the consent of Counterparty.
     (f) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

     (i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and clause (B) thereof is hereby amended by inserting, after ‘the Forward Price,’ ‘the Maximum Shares, the Minimum Shares,’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;
     (ii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”; and
     (iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”.
     (g) No Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation or any other agreement between the parties to the contrary, neither party shall net or set off its obligations under the Transaction against its rights against the other party under any other transaction or instrument.
     (h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
     (i) Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary, BofA (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver and otherwise perform its obligations to deliver any Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.
     (j) Termination Currency. The Termination Currency shall be USD, subject to Section 10(a).
     (k) Agreements regarding the Supplemental Terms Notice.
     (i) Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Supplemental Terms Notice for the Transaction. Upon receipt of the Supplemental Terms Notice, Counterparty shall promptly execute and return the Supplemental Terms Notice to BofA; provided that Counterparty’s failure to so execute and return the Supplemental Terms Notice shall not affect the binding nature of the Supplemental Terms Notice, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Supplemental Terms Notice.
     (ii) Counterparty and BofA agree and acknowledge that (A) the transactions contemplated by this Confirmation will be entered into in reliance on the fact that this Confirmation and the Supplemental Terms Notice form a single agreement between Counterparty and BofA, and BofA would not otherwise enter into such transactions, (B) this Confirmation, as amended by the Supplemental Terms Notice, is intended to be a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the Supplemental Terms Notice, regardless of whether the Supplemental Terms Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Supplemental Terms Notice.
     (iii) Counterparty and BofA further agree and acknowledge that this Confirmation, as supplemented by the Supplemental Terms Notice, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.
     (l) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     (m) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

     Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for Notices indicated above.

Yours sincerely,
(v)	BANK OF AMERICA, N.A.

By:
Name:
Title:

Confirmed as of the date first above written:

AÉROPOSTALE, INC.

By:
Name:
Title:

     (A) SCHEDULE A
SUPPLEMENTAL TERMS NOTICE

To:	Aéropostale, Inc.
112 West 34th Street
22nd Floor
New York, NY 10120

From:	Bank of America, N.A.

Subject:	Issuer Forward Repurchase Transaction

Ref. No:	NY-32486

Date:	[___], 2007
Ladies and Gentlemen:
     The purpose of this Supplemental Terms Notice is to notify you of certain terms of the Transaction dated November 12, 2007 between Bank of America, N.A. (“BofA”) and Aéropostale, Inc. (“Counterparty”).
     The definitions and provisions contained in the Confirmation dated as of November 12, 2007 between BofA and Counterparty (the “Confirmation”) are incorporated into this Supplemental Terms Notice. In the event of any inconsistency between those definitions and provisions and this Supplemental Terms Notice, this Supplemental Terms Notice will govern.
1. The terms of the Transaction to which this Supplemental Terms Notice relates are as follows:

Initial Period End Date:	[___]

Scheduled Earliest Acceleration Date:	[___] [the date 20 Exchange Business Days following the Initial Period End Date]

Initial Price:	USD[___] per Share [the arithmetic average of the VWAP Prices for all Initial Period Averaging Dates]

Minimum Shares:	[___] [a number of Shares equal to (a) the Prepayment Amount divided by (b) the product of 109.5% and the Initial Price]

Maximum Shares:	[___] [a number of Shares equal to (a) the Prepayment Amount divided by (b) the product of 90.0% and the Initial Price]

Yours sincerely,
(w)	BANK OF AMERICA, N.A.

By:
Name:
Title:

Receipt Acknowledged:

AÉROPOSTALE, INC.

By:
Name:
Title:

APPENDIX A
[Counterparty Letterhead]
Bank of America, N.A.
c/o Banc of America Securities LLC
9 W. 57th Street
New York, New York 10019
Attn: John Servidio
Re: Issuer Forward Repurchase Transaction
Ladies and Gentlemen:
     In connection with our entry into a confirmation between you and us dated as of November 12, 2007 (the “Confirmation”), we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) (all defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended) during the four full calendar weeks immediately preceding the first day of the Relevant Period (as defined in the Confirmation) and the week during which the first day of the Relevant Period occurs:

	Monday’s	Friday’s	Share
	Date	Date	Number
Week 4:
Week 3:
Week 2:
Week 1:
Current Week:
     We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.

Very truly yours,

AÉROPOSTALE, INC.

By:
Name:
Title:

(A) APPENDIX B
[Date]
[Counterparty]
[Address]
Re: Issuer Forward Repurchase Transaction
Ladies and Gentlemen:
     Reference is made to the Issuer Forward Repurchase Transaction documented by a Confirmation between you and Bank of America, N.A. dated as of November 12, 2007 (the “Confirmation”). Capitalized terms used without definition in this letter have the definitions assigned to them in the Confirmation.
     In Section 6(e) of the Confirmation, BofA has agreed that you may purchase Shares during the Relevant Period, subject to the following procedures:
     (i) all such purchases will be made by Banc of America Securities LLC (“BAS”) in accordance with Rule 10b-18(b) or otherwise in a manner that you and BAS believe is in compliance with applicable requirements;
     (ii) each purchase order you place with BAS will be an all or nothing order to purchase a minimum of 10,000 Shares;
     (iii) you will pay to BAS a $0.025 per share commission for each Share purchased; and
     (iv) you agree that, in purchasing Shares, BAS may purchase Shares for the account of BofA, which is an Affiliate of BAS, other than any single block of 10,000 or more Shares, without your prior consent; you acknowledge that, because any orders you place pursuant to the above procedures will be all or nothing orders, other orders to purchase Shares (including orders placed by BofA or BAS) may reduce the number of Shares available for purchase and may therefore impact your ability to obtain execution of any such all or nothing orders.

     We may terminate this letter agreement upon the effectiveness of any change in applicable law or regulation that would cause the procedures set forth herein to impede BofA’s ability to execute appropriate trading transactions in relation to BofA’s obligations under the Confirmation in a manner consistent with applicable law and regulation.
     Please indicate your agreement to, and acknowledgment of, the above by signing and returning to us a copy of this letter.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Acknowledged and agreed to as of the date first above written,

AÉROPOSTALE, INC.

By:
Name:
Title:

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
     1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	If Cash Settlement applies, USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to BofA in writing on the date it notifies BofA of its election that, as of such date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Electing Party:	Counterparty

Settlement Method Election Date:	The date 10 Exchange Business Days prior to the Valuation Date; provided that if BofA accelerates the Final Averaging Date pursuant to the proviso to the definition of Final Averaging Date, the Settlement Method Election Date shall be the Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:	The arithmetic average of the VWAP Prices for all Settlement Valuation Dates, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Dates:	A number of Scheduled Trading Days selected by BofA in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the Final Averaging Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to BofA the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 5 below.
     2. Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares, which will not be registered for resale (the “Restricted Payment Shares”), with an aggregate Restricted Share Value equal to the absolute value of the Forward Cash Settlement Amount and (ii) by delivery of the Make-whole Payment Shares as described in paragraph 4 below. “Restricted Share Value” means, on any day, the Relevant Price for the Shares on such day (determined as if such day were a Valuation Date), reduced by an amount equal to the difference in fair values on such day between Shares that may be sold freely without registration (“Free Shares”) and Shares that may only be sold pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act (“Restricted Shares”), with the fair value of the Free Shares on such day being such Relevant Price and the fair value of Restricted Shares on such day being the Calculation Agent’s commercially reasonable estimate of the proceeds per Restricted Share that would be received by a seller of Restricted Shares in a customary private placement of Restricted Shares on such day.
     3. If Counterparty delivers Restricted Payment Shares pursuant to paragraph 2 above, and Make-whole Payment Shares pursuant to paragraph 4 below:
          (a) all Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to BofA (or any affiliate of BofA designated by BofA) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
          (b) as of or prior to the date of delivery, BAS, BofA and any potential purchaser of any such shares from BofA (or any affiliate of BofA designated by BofA) identified by BofA shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); and
          (c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with BofA (or any affiliate of BofA designated by BofA) in connection with the private placement of such shares by Counterparty to BofA (or any such affiliate) and the private resale of such shares by BofA (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to BofA, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, BofA and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for BofA, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.
          (d) Counterparty shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by Counterparty to BofA or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to BofA for resales of Restricted Payment Shares and Make-Whole Payment Shares by the BofA (or an affiliate of BofA).
          (e) Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control.
     4. If Restricted Payment Shares are delivered in accordance with paragraph 3 above, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, BofA shall sell all such Restricted Payment Shares or Make-Whole Payment

Shares in a commercially reasonable manner. At the end of each Exchange Business Day upon which sales have been made, the Settlement Balance shall be reduced by an amount, as determined by the Calculation Agent, equal to (i) the Restricted Share Value on such Exchange Business Day and (ii) the number of Restricted Payment Shares or Make-Whole Payment Shares sold on such Exchange Business Day. If, on any Exchange Business Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall (i) deliver to BofA or as directed by BofA one Settlement Cycle following such Exchange Business Day an additional number of Shares (the “Make-Whole Payment Shares” and, together with the Restricted Payment Shares, the “Payment Shares”) equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to BofA cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. If on any Exchange Business Day, Restricted Payment Shares and Make-Whole Payment Shares remain unsold and the Settlement Balance has been reduced to zero, BofA shall promptly return such unsold Restricted Payment Shares or Make-Whole Payment Shares.
     5. Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares as Payment Shares hereunder. “Maximum Deliverable Number” means 20,000,000 Shares. Counterparty represents and warrants to BofA (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the last Settlement Valuation Date or, if Counterparty has elected to deliver any Payment Shares hereunder, to the date on which resale of such Payment Shares is completed) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph 5 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify BofA of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. For the avoidance of doubt, in no event shall Counterparty be required to make any payment in respect of any Deficit Shares.